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                                                                    Exhibit 16.1

                      [LETTERHEAD OF ARTHUR ANDERSEN LLP]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

February 21, 2002

Dear Sir:

We have read the paragraphs of Item 4 included in the Form 8-K dated February 21, 2002, of Corinthian Colleges, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Copy to:
Mr. Dennis Beal, Chief Financial Officer, Corinthian Colleges, Inc.